EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the Registration Statement of Greer Bancshares Incorporated on Form S-8 for the Greer Bancshares Incorporated 1998 Plan (to be filed on or about September 30, 2005) of our report dated March 2, 2005 on the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, which appears in Greer Bancshares Incorporated Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Asheville, North Carolina

September 27, 2005